Exhibit 10.4

ICU MEDICAL, INC.

2005 LONG TERM RETENTION PLAN

1.             Purpose of this Plan

The purpose of the ICU Medical, Inc. 2005 Long Term Retention Plan is to assist ICU Medical, Inc. in motivating and retaining key Employees and Consultants by providing long term incentive compensation.

2.             Definitions and Rules of Interpretation

2.1           Definitions.  This Plan uses the following defined terms:

“Adjusted Bonus Amount” means the Bonus Amount as adjusted in accordance with Sections 6.1 or 6.2

“Administrator” means the Board or the Committee or Officer to whom the Board or the Committee delegates authority to administer this Plan.

“Affiliate” means a “parent” or “subsidiary” (as each is defined in Section 424 of the Code) of the Company and any other entity that the Board or Committee designates as an “Affiliate” for purposes of this Plan.

“Award Certificate” means a certificate in the form of Annex A to this Plan evidencing the award of an Incentive Bonus and stating the Bonus Amount, the Trigger Price and the date of the award.

“Board” means the board of directors of the Company.

“Bonus Amount” means the dollar amount of an Incentive Bonus initially determined by the Committee.

“Cause” means (i) a Participant’s intentional, willful and continuous failure to substantially perform his or her reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Participant gives notice of termination for Good Reason), which failure is materially and demonstrably injurious to the Company, and which failure is not cured within 30 days after a written demand for substantial performance is received by the Participant from the Administrator which specifically identifies the manner in which the Administrator believes the Participant has not substantially performed the Participant’s duties; (ii) a Participant’s intentional and willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or is intended to result in substantial personal enrichment; or (iii) a Participant’s conviction for a felony or the Participant’s plea of nolo contendere in connection with a felony indictment.  For purposes of this Definition, no act or failure to act by a Participant shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company.

“CEO” means the Chief Executive Officer of the Company.

“Code” means the Internal Revenue Code of 1986.

“Committee” means a committee composed of Directors appointed in accordance with the Company’s charter documents and Section 4.

“Company” means ICU Medical, Inc., a Delaware corporation.

“Consultant” means an individual who, directly or as an employee of any entity that, provides bona fide services in a substantially full-time basis to the Company or an Affiliate not in connection with the offer or sale of securities in a capital-raising transaction, but who is not an Employee.  For the purpose of this Definition, “substantially full-time basis” shall mean no less than seventy-five percent of the individual’s productive time (reasonable absences during holidays, vacations and illness excepted).  A Participant shall not cease to be a Consultant due to transfers of services between locations of the Company, or between the Company and an Affiliate.

“Director” means a member of the board of directors of the Company.

“Employee” means a regular employee of the Company or an Affiliate, including an officer, who is treated as an employee in the personnel records of the Company or an Affiliate, but not individuals who are classified by the Company or an Affiliate as: (i) leased from or otherwise employed by a third party, (ii) independent contractors, or (iii) intermittent or temporary workers.  A Participant shall not cease to be an Employee due to transfers between locations of the Company, or between the Company and an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934.

“Good Reason” shall have the definition that such term is expressly given in a then-effective written agreement between the Participant and the Company or an Affiliate, or in the absence of such then-effective written agreement and definition, shall be based on, in the determination of the Administrator, the conditions set forth in Treasury Regulation Section 1.409A-1(n)(2)(ii).

“Incentive Bonus” means a cash payment made pursuant to this Plan to a Participant in an amount and at a time determined in accordance with the terms of this Plan.

“Participant” means an Employee or Consultant to whom an Incentive Bonus has been awarded.

“Payment Date” means the date on which an Incentive Bonus becomes payable as provided in Section 7.1.

“Plan” means this 2005 Long Term Retention Plan of ICU Medical, Inc.

“Price Date” as defined in Section 11.5(a).

“Stock Price” means the price of equity securities of the Company determined under Section 11.5.

“Termination” means that the Participant has ceased to be, with or without any cause (including Cause) or reason, an Employee or Consultant and shall be deemed to occur on the day after the last day on which the Participant was an Employee or Consultant.  An event that causes an Affiliate to cease being an Affiliate shall be treated as the “Termination” of that Affiliate’s Employees and Consultants and shall be deemed to occur on the day after such event.

“Trigger Price” means the Stock Price of the Company’s common stock established by the Committee for purposes of determining an adjustment to the Bonus Amount of an Incentive Bonus pursuant to Section 6.1, as adjusted from time to time pursuant to Section 9.1.

2.2           Rules of Interpretation.  Any reference to a “Section,” without more, is to a Section of this Plan.  Captions and titles are used for convenience in this Plan and shall not, by themselves, determine the meaning of this Plan.  Except when otherwise indicated by the context, the singular includes the plural and vice versa.  Any reference to a statute is also a reference to the applicable rules and regulations adopted under that statute.  Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the effective date of this Plan and including any successor provisions.

3.             Term of this Plan

This Plan shall be effective on the date it has been both adopted by the Board.  This Plan has no set termination date.  However, it may be terminated as provided in Section 10.1.

4.             Administration

4.1           General

(a)           The Board shall have ultimate responsibility for administering this Plan.  The Board may delegate certain of its responsibilities to a Committee, which shall consist of at least three members of the Board, and either the Board or the Committee may delegate certain of their respective responsibilities to an Officer designated by the Board or Committee as the “Administrator.”  Where this Plan specifies that an action is to be taken or a determination made by the Board, only the Board may take that action or make that determination.  Where this Plan specifies that an action is to be taken or a determination made by the Committee, only the Committee may take that action or make that determination.  Where this Plan references the “Administrator,” the action may be taken or determination made by the Board, the Committee or the Administrator.  Moreover, all actions and determinations by any Administrator are subject to the provisions of this Plan.

(b)           So long as the Company has a class of equity securities listed on The Nasdaq Stock Market, the Committee shall consist of Directors, each of whom is an “independent director” as defined in the Rules of The Nasdaq Stock Market; and so long as the Company has registered and outstanding a class of equity securities under Section 12 of the Exchange Act, the Committee shall consist of Directors, each of whom is a “Non-Employee Director” as defined in Rule 16b-3 under Section 16(b) of the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code.

4.2           Authority to Administer this Plan.

(a)           Subject to the other provisions of this Plan, the Committee shall have the authority to:

(i)            select the Participants who will receive Incentive Bonuses;

(ii)           determine the Bonus Amount of each Incentive Bonus;

(iii)          determine the Trigger Price for each Incentive Bonus; and

(iv)          award Incentive Bonuses.

(b)           Subject to the other provisions of this Plan, the Administrator shall have the authority to:

(i)            issue Award Certificates to Participants;

(ii)           interpret this Plan and any document related to this Plan;

(iii)          correct any defect, remedy any omission, or reconcile any inconsistency in this Plan or any document related to this Plan;

(iv)          adopt, amend, and revoke rules and regulations under this Plan;

(v)           determine whether a transaction or event should be treated as a Change of Control; and

(vi)          make all other determinations the Administrator deems necessary or advisable for the administration of this Plan.

(c)           This Plan is intended to fit within the “short-term deferral exception” to Section 409A of the Code as described in Treasury Regulation Section 1.409A-1(b)(4), as amended. To that end, the Plan shall be interpreted in a manner that reflects that all payments hereunder are subject to a substantial risk of forfeiture until the first event to occur set forth in Section 7.1.

4.3           Scope of Discretion.  Subject to the last sentence of this Section 4.3, on all matters for which this Plan confers the authority, right or power on the Board, the Committee or other Administrator to make decisions, that body may make those decisions in its sole and absolute discretion.  Moreover, but again subject to the last sentence of this Section 4.3, in making those decisions the Board, Committee or other Administrator need not treat all persons eligible to receive Incentive Bonuses or all Participants the same way.  However, the discretion of the Board, Committee or other Administrator is subject to the specific provisions and specific limitations of this Plan, as well as all rights conferred on specific Participants pursuant to this Plan.

5.             Persons Eligible to Receive Incentive Bonuses; Awards

5.1           Eligible Persons.  Incentive Bonuses may be granted to, and only to, Employees and Consultants determined by the Committee after advice from and consultation with the CEO to be key members of management of the Company or key advisors to management of the Company entrusted with responsibilities that the Committee deems vital to the future success and growth of the Company.

5.2           Awards.  The Committee shall determine, after advice from and consultation with the CEO, the Bonus Amount of each Incentive Bonus to be awarded to each Participant selected as provided in Section 5.1; provided, however, that the Committee shall determine the Bonus Amount of each Incentive Bonus awarded to the CEO without advice from or consultation with the CEO.

5.3           Trigger Price.  The Committee shall determine the Trigger Price of each Incentive Bonus at the time that the Incentive Bonus is awarded.

5.4           Award Certificates.  The Administrator shall issue an Award Certificate to each Participant for each Incentive Bonus.  The Award Certificate, together with this Plan shall constitute a binding agreement between the Company and the Participant in accordance with the terms of the Award Certificate and this Plan.  If there is any conflict between the terms of an Award Certificate and the terms of this Plan, the terms of this Plan shall prevail and control.

5.5           No Entitlement.  Neither the fact that an Employee or Consultant has been selected to receive an Incentive Bonus nor the fact that an Employee or Consultant has previously received one or more Incentive Bonuses shall entitle the Employee or Consultant to continued employment or engagement or to any additional award of an Incentive Bonus, and none of the Company, the Board, the Committee, the Administrator or any Officer shall have any obligation to award or cause to be awarded an Incentive Bonus to any Employee or Consultant.

6.             Adjustment of Bonus Amounts

6.1           Trigger Price Adjustment.  If, at any time between the award of an Incentive Bonus and its Payment Date, the Stock Price of the Company’s Common Stock equals or exceeds the Trigger Price of such Incentive Bonus then in effect for 10 consecutive trading days, the Bonus Amount of such Incentive Bonus shall be adjusted, and the Adjusted Bonus Amount shall be 150% of the original Bonus Amount, unless the Bonus Amount is adjusted based on market capitalization pursuant to Section 6.2 at any time on or before the Payment Date of such Incentive Bonus, in which case no adjustment shall be made to the Bonus Amount pursuant to this Section 6.1.

6.2           Market Capitalization Adjustment.  If, at any time between the award of an Incentive Bonus and its Payment Date, the aggregate Stock Price of all of the Company’s equity securities that are listed or traded on an established stock exchange or quotation system or quoted by a recognized securities dealer equals or exceeds $1 billion for 10 consecutive trading days, the Bonus Amount of such Incentive Bonus shall be adjusted, and the Adjusted Bonus Amount of such Incentive Bonus shall be 200% of such original Bonus Amount.

7.             Payment of Incentive Bonuses

7.1           Payment Date.  The Payment Date of each Incentive Bonus will be the first to occur of:

(a)           the sixth anniversary of the award of the Incentive Bonus or such other date as the Board may designate, subject to section 7.2(b); or

(b)           the day that George A. Lopez ceases to be the CEO for any reason.

Notwithstanding the foregoing, with respect to Incentive Bonuses awarded to George A. Lopez, Section 7.1(b) shall only be applicable to the extent that George A. Lopez is involuntarily terminated or replaced as the CEO, each without Cause.

7.2           Payment.  The Bonus Amount or Adjusted Bonus Amount, as the case may be, of each Incentive Bonus shall be paid to the Participant to whom it was awarded not more than 10 days after the Payment Date, subject to Sections 7.3 (Withholdings) and 8.2 (Leave of Absence) and to the following conditions:

(a)           The Participant was continuously employed Company or engaged as an Employee or a Consultant by the Company or an Affiliate from the date of the award of the Incentive Bonus to the Payment date; and

(b)           Payment of such Incentive Bonus has been approved:

(i)            in the case of an Incentive Bonus to a Participant other than the CEO, by the CEO in his or her sole discretion, provided that if the Payment Date has occurred as a result of George A. Lopez ceasing to be the CEO as provided in Section 7.1(b), no such approval by a successor CEO shall be required; or

(ii)           in the case of an Incentive Bonus to the CEO, by the Committee in its sole discretion, provided that if the Payment Date has occurred as a result of George A. Lopez being involuntarily terminated or replaced as the CEO without Cause, with the result that he ceases to be the CEO as provided in Section 7.1(b), then no such approval by the Committee shall be required for payment of an Incentive Bonus awarded before such Payment Date.

In exercising his or her discretion to approve payment of Incentive Bonuses as provided in clause (i) above, the CEO shall not be required to treat all Participants or all Incentive Bonuses in the same way.

7.3           Withholdings.  All payments to Participants of Incentive Bonuses that become payable under this Section 7 will be net of all required federal, state and local income taxes and other required withholdings, including without limitation any tax imposed on a Participant and required to be withheld by Code Section 4999.

8.             Employment Relationship

8.1           Termination.  Nothing in this Plan or in any Incentive Bonus Certificate, and no Incentive Bonus or the fact that an Incentive Bonus will not be payable if a Termination occurs before the Payment Date, shall interfere with or limit the right of the Company or any Affiliate to terminate the employment of any Participant at any time, whether with or without cause (including Cause) or reason, and with or without the payment of severance or any other compensation or payment.

8.2           Leave of Absence.  A personal, military service or medical leave approved by the Administrator with employment guaranteed upon return shall not constitute a Termination, and an Incentive Bonus as to which a Payment Date has occurred during such approved leave of absence will be payable pursuant to the timing and conditions set forth in Section 7.2.

8.3           Consultant Relationship.  Nothing in this Plan or in any Incentive Bonus Certificate, and no Incentive Bonus, shall be deemed to create an employment relationship between the Company and Consultant or any right to continued engagement of the Consultant by the Company.

9.             Certain Transactions and Events

9.1           Changes in Capital Structure.  In the event of any stock split, reverse stock split, recapitalization, combination or reclassification of stock, stock dividend, spin-off or similar change to the capital structure of the Company (not including a Change of Control), the Administrator shall make whatever adjustment it concludes is appropriate to the Trigger Price of each Incentive Bonus as to which the Payment Date had not occurred at or before the date of such event.  The specific adjustment shall be determined by the Administrator in its sole and absolute discretion.

9.2           Dissolution.  If the Company adopts a plan of dissolution, the Board may, in its sole and absolute discretion, cause Incentive Bonuses to be paid on completion of the dissolution.  The Board need not adopt the same rules for each Incentive Bonus or each Participant.

10.           Amendment or Termination of this Plan

10.1         Amendment and Termination.  The Board may at any time amend, suspend or terminate this Plan.

10.2         Effect.  No amendment, suspension or termination of this Plan, and no modification of any Incentive Bonus even in the absence of an amendment, suspension or termination of this Plan, shall impair any existing contractual rights of any Participant unless the affected Participant consents to the amendment, suspension, termination or modification.  Termination of this Plan shall not affect the Administrator’s ability to exercise the powers granted to it under this Plan with respect to Incentive Bonuses awarded before the termination.

11.           Miscellaneous

11.1         No Assignment.  A Participant may not assign, hypothecate or transfer any Incentive Bonus, Award Certificate, interests in or rights thereunder, or any interests in or rights under this Plan, and any attempt to do so shall be null and void and shall result in the immediate forfeiture of any right to payment of the Incentive Bonus.

11.2         Nonexclusivity of this Plan.  This Plan shall not limit the power of the Company or any Affiliate to adopt other incentive arrangements including, for example, the grant or issuance of stock options, stock or other equity-based rights under other plans or independently of any plan.

11.3         Unfunded Plan.  This Plan shall be unfunded.  Although bookkeeping accounts may be established with respect to Incentive Bonuses, any such accounts will be used merely as a convenience.  The Company shall not be required to segregate any assets on account of this Plan or the award or payment of Incentive Bonuses.  The Company and the Administrator shall not be deemed to be a trustee of cash to be awarded under this Plan.  Any obligations of the Company to any Participant shall be based solely upon contracts entered into under this Plan, such as Award Certificates.  No such obligation shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company.  Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any such obligation.

11.4         Governing Law.  This Plan and all determinations made and actions taken under this Plan shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

11.5         Determination of Stock Price.  Stock Price shall be determined as follows:

(a)           Listed Stock.  If the equity securities of the Company are traded or quoted on any established stock exchange or quotation system, the Stock Price shall be the mean between the highest and lowest sales prices for the Shares as quoted on that stock exchange or system for the date the Stock Price is to be determined (the “Price Date”) as reported in The Wall Street Journal or a similar publication.  If no sales are reported as having occurred on the Price Date, the Stock Price shall be that mean closing sales price for the last preceding trading day on which sales of equity securities of the Company are reported as having occurred.  If no sales are reported as having occurred during the ten trading days before the Price Date, the Stock Price shall be the mean between the highest and lowest closing bids for equity securities of the Company on the Price Date.  If equity securities of the Company are listed on multiple exchanges or systems, the Stock Price shall be based on sales or bids on the primary exchange or system on which equity securities of the Company are traded or quoted.

(b)           Securities Quoted by Securities Dealer.  If equity securities of the Company are regularly quoted by a recognized securities dealer but selling prices are not reported on any established stock exchange or quoted on an established quotation system, the Stock Price shall be the mean between the high bid and low asked prices on the Price Date.  If no prices are quoted for the Price Date, the Stock Price shall be the mean between the high bid and low asked prices on the last preceding trading day on which any bid and asked prices were quoted.

(c)           No Established Market.  If equity securities of the Company are not traded on any established stock exchange or quoted on an established quotation system and are not quoted by a recognized securities dealer, no Stock Price shall be deemed to exist.

11.6         Electronic Communications.  Any Award Certificate, or other document required or permitted by this Plan may be delivered in writing or, to the extent determined by the Administrator, electronically.  Signatures may also be electronic if permitted by the Administrator.

Adopted by the Board on: January 29, 2005

Effective date of this Plan: January 29, 2005

As amended October 19, 2007

As further amended and restated on November 24, 2009

Annex A

ICU MEDICAL, INC.

AWARD CERTIFICATE

UNDER

2005 LONG TERM RETENTION PLAN

To:  [EMPLOYEE NAME]

ICU Medical, Inc. has awarded you an Incentive Bonus under its 2005 Long Term Retention Plan as follows:

Bonus Amount:  $00.00

Trigger Price:  $00.00 per share of ICU Medical, Inc. common stock

Date of Award:  [DATE]

Payment Date (if paid and subject to Section 7 of the Plan): [DATE]

Capitalized terms defined in the 2005 Long Term Retention Plan and used in this Award Certificate have the meanings ascribed to them in the Plan.  This Award Certificate is subject to and governed by the terms of the Plan, and if there is any conflict between the terms of this Award Certificate and the terms of the Plan, the terms of the Plan shall prevail and control.

Executed this day of , 20XX ICU Medical, Inc.		Agreed and accepted this day of , 20XX

By:	Scott E. Lamb Chief Financial Officer	[EMPLOYEE]

Notice to Third Parties

The Participant may not assign, hypothecate or transfer any Incentive Bonus, Award Certificate, interests in or rights thereunder, or any interests in or rights under the Plan, and any attempt to do so shall be null and void and shall result in the immediate forfeiture of any right to payment of the Incentive Bonus.  Payment of Incentive Bonuses is discretionary and not assured under the terms of the Plan.